PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
September 2, 2020

Contact:       Dana Perlman
Treasurer, Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2020 SECOND QUARTER RESULTS AND PROVIDES BUSINESS UPDATE RELATING TO COVID-19 PANDEMIC

•Second quarter results exceeded the Company’s expectations despite continued disruption from the COVID-19 pandemic:
◦Revenue decreased 33% to $1.581 billion compared to the prior year period, which was an improvement compared to the percentage revenue decrease for the first quarter
◦The Company’s revenue through its digital channels grew over 50%, with sales through its directly operated digital commerce businesses up 87% compared to the prior year period
◦EPS was $(0.72) on a GAAP basis and $0.13 on a non-GAAP basis
•Strengthened financial position with over $2.7 billion of liquidity, consisting of approximately $1.4 billion of cash on hand and $1.3 billion of available borrowings under revolving credit facilities as of quarter-end
•The Company anticipates its second half revenue and earnings will continue to be negatively impacted by the COVID-19 pandemic; while the Company expects revenue in the second half to decline approximately 25% compared to the prior year period, it cannot provide more detailed guidance at this time due to the uncertainty related to the duration and severity of the pandemic

New York, New York - PVH Corp. [NYSE: PVH] reported its 2020 second quarter results.

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are described below under the heading “Non-GAAP Exclusions.” Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented later in this release and identify and quantify all excluded items.

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “Our second quarter revenue exceeded our expectations, reflecting better than expected performance in all our markets and channels. We continue to see outperformance in our digital businesses and across our comfort and casual assortments. As we head into the third quarter, trends in China and Europe continue to be very encouraging. However, our North America business continues to experience pressure due to the resurgence of COVID-19 cases and the lack of international tourist traffic coming to the U.S.”

Mr. Chirico continued, “As we continued to navigate the pandemic during the second quarter, we took immediate actions to address changes in our business needs by right-sizing our costs, driving our digital businesses, managing our inventories and raising additional capital to further support our already-solid financial position. Beyond these actions, we are focused on several key priorities to drive an accelerated recovery, which establish a clear strategic direction for us to drive our business to capture the opportunities we see coming out of the crisis. We are confident that these focus areas – improving our products and assortments, strengthening our distribution, especially in our digital channel, and capturing cost efficiencies – will best position us to gain market share globally and win with our consumers.”

Mr. Chirico concluded, “Our incredible people, our iconic global brands, and our strong fundamentals and balance sheet truly define who we are, and I believe will position us to deliver long-term sustainable growth. At PVH, I am incredibly proud of the steps we are taking to evolve our organization for continued improvement. Our purpose has never been more meaningful to us as we seek to deliver value to all of our stakeholders.”

Business Update:
The Company’s business continues to be impacted negatively by the COVID-19 pandemic as follows, with the level of impact varying by region and channel:

•Direct to Consumer:
◦The Company’s total direct to consumer revenue declined 24% in the second quarter compared to the prior year period, which includes an 87% increase in digital commerce. The strong digital growth was achieved across all regions and brands, even after stores began to re-open. Company-operated stores were closed temporarily during the first month of the second quarter. While almost all of the Company’s stores have reopened, they have been operating on reduced hours and at reduced occupancy levels, which has continued to impact sales volume into the third quarter.
◦In the third quarter to date period, direct to consumer trends have improved compared to the second quarter, with sales running down 15% compared to the prior year period, including continued strong growth in digital commerce. While the continuing pandemic has resulted in minimal store re-closures globally thus far in the third quarter, the Company continues to monitor the situation.

•Global Wholesale Partners: The majority of the Company’s wholesale customers’ stores globally were closed temporarily during the first month of the second quarter, resulting in a sharp reduction in shipments to these customers and an overall decline of 40% in the Company’s wholesale revenue. However, the digital commerce channels exhibited strength across the Company’s traditional and pure play wholesale customers. This favorable trend has continued into the third quarter to date and all wholesale accounts are buying inventory to accommodate their strong digital trends. Many traditional wholesale partners are planning their store-based businesses conservatively for the balance of this year, which will result in a reduction in shipments to these customers. The Company expects the revenue decline in its North America wholesale business will be significantly more pronounced than in Europe and Asia due, in part, to recent bankruptcies.

Refer to the section entitled “Second Quarter Consolidated Results” later in this release for quantification of the second quarter 2020 financial results.

Operating and Liquidity Update:
The Company continues to take proactive actions in response to the COVID-19 pandemic:

•Health & Safety Measures: The Company’s top priority is the health and safety of its associates, consumers and business partners around the world. Accordingly, the Company has implemented health and safety measures to support high safety standards in its retail stores, offices and distribution centers, including temporary closures, reduced occupancy levels, social-distancing and sanitization measures, as well as changes to fitting room use in its stores.

•Operational Efficiencies: The Company continues to manage its cost structure proactively and take other prudent actions in response to the COVID-19 pandemic. The Company recently announced plans to streamline its North America operations to align its business with the evolving retail landscape, including (i) the exit from its Heritage Brands Retail business by mid-2021 and (ii) reductions in its office workforce by approximately 450 positions, or 12%, across all three brand businesses and corporate functions (the “North America workforce reduction”).

•Inventory Management: The Company continues to manage tightly its inventory, which decreased 12% as of the end of the second quarter compared to the prior year period.

As of the end of fiscal 2020, the Company is projecting to carry approximately $125 million of basic inventory into Spring 2021, which is a reduction compared to the Company’s prior projection of approximately $250 million.

•Liquidity: The Company further strengthened its financial position during the quarter, including the issuance of $500 million of 4 5/8% senior notes due 2025. The Company ended the quarter with cash on hand of approximately $1.4 billion and approximately $1.3 billion of available borrowings under its revolving credit facilities.

Second Quarter Consolidated Results:
Second quarter revenue decreased 33% to $1.581 billion compared to the prior year period. The revenue decrease was due to:

•A 28% decrease in the Tommy Hilfiger business compared to the prior year period, including a 51% decrease in Tommy Hilfiger North America and a 14% decrease in Tommy Hilfiger International, with China showing positive year over year results.
•A 32% decrease in the Calvin Klein business compared to the prior year period, including a 51% decrease in Calvin Klein North America and a 16% decrease in Calvin Klein International, with China showing positive year over year results.
•A 51% decrease in the Heritage Brands business compared to the prior year period.

Loss per share on a GAAP basis was $(0.72) for the second quarter of 2020 compared to earnings per share of $2.58 in the prior year period. These results include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. Earnings per share on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings per share on a non-GAAP basis was $0.13 for the second quarter of 2020 compared to $2.10 in the prior year period.

Loss before interest and taxes on a GAAP basis for the quarter was $2 million compared to earnings before interest and taxes of $250 million in the prior year period. Included in loss before interest and taxes for the second quarter of 2020 were costs of $51 million consisting of (i) $38 million related to the North America workforce reduction, primarily consisting of severance, and (ii) $12 million in connection with the planned exit from the Heritage Brands Retail business, consisting of $7 million of noncash asset impairments and $5 million of severance and other costs. Included in earnings before interest and taxes for the prior year period was an aggregate net gain of $17 million consisting of (i) a noncash gain of $113 million in connection with the Australia acquisition, (ii) costs of $60 million in connection with the Socks and Hosiery transaction, (iii) costs of $29 million related to the Calvin Klein restructuring, and (iv) costs of $7 million related to the Australia and TH CSAP acquisitions. These items are defined in, and described in greater detail under, the heading “Non-GAAP Exclusions” later in this release. Earnings before interest and taxes on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter decreased to $49 million compared to $232 million in the prior year period. The decrease was driven by the impact of the COVID-19 pandemic, including the revenue decline discussed above. Earnings in the second quarter benefited from COVID-related government payroll subsidy programs in international jurisdictions and rent abatements negotiated with certain of the Company’s landlords, as well as salary reductions and the furloughing of employees. Full salaries and most furloughed employees were reinstated at the beginning of the third quarter. The Company also eliminated or reduced other discretionary spending, including marketing, travel, consulting services, and creative and design costs. Partially offsetting these savings were additional expenses associated with the implementation of health and safety measures discussed above. These safety measures are expected to continue and the cost of them will be greater in the second half of the year.

Net interest expense on a GAAP basis increased to $32 million from $27 million in the prior year period. Included in net interest expense for the second quarter of 2020 was a $5 million expense resulting from the remeasurement of the Company’s mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition. Net interest expense on a non-GAAP basis excludes this amount. Net interest expense on a non-GAAP basis increased to $28 million from $27 million on a GAAP basis in the prior year period (there were no non-GAAP exclusions in the prior year period).

The effective tax rate on a GAAP basis for the second quarter of 2020 was (53.0)% as compared to 13.3% in the prior year period. The effective tax rate on a non-GAAP basis for the second quarter of 2020 was 56.7% as compared to 23.5% in the prior year period.

Six Months Consolidated Results:
The Company’s business was significantly impacted by the COVID-19 pandemic during the first six months of 2020, resulting in an unprecedented decline in revenue and earnings, including $962 million of pre-tax noncash impairment charges recognized during the first quarter.

Revenue for the first six months of 2020 decreased 38% to $2.925 billion compared to the prior year period. The revenue decrease was due to:

•A 33% decrease in the Tommy Hilfiger business compared to the prior year period, including a 51% decrease in Tommy Hilfiger North America and a 23% decrease in Tommy Hilfiger International.
•A 39% decrease in the Calvin Klein business compared to the prior year period, including a 52% decrease in Calvin Klein North America and a 28% decrease in Calvin Klein International.
•A 49% decrease in the Heritage Brands business compared to the prior year period.

Revenue for the first six months of 2020 reflected a 70% increase in sales through the Company’s directly operated digital commerce businesses driven by strong growth in all regions and brands, which partially offset the decline in revenue through its other distribution channels.

Loss per share on a GAAP basis was $(16.12) for the first six months of 2020 compared to earnings per share of $3.65 in the prior year period. These results include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release, including $962 million of pre-tax noncash impairment charges recorded in the first quarter of the current year resulting from the impact of the COVID-19 pandemic on the

Company’s business. Loss per share and earnings per share on a non-GAAP basis for these periods, respectively, as discussed below, exclude these amounts.

Loss per share on a non-GAAP basis was $(2.90) for the first six months of 2020 compared to earnings per share of $4.56 in the prior year period.

Loss before interest and taxes on a GAAP basis for the first six months was $(1.220) billion compared to earnings before interest and taxes of $385 million in the prior year period. These results include the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release, including $962 million of pre-tax noncash impairment charges recorded in the first quarter of the current year resulting from the impact of the COVID-19 pandemic on the Company’s business. Loss per share and earnings per share on a non-GAAP basis for these periods, respectively, as discussed below, exclude these amounts.
Loss before interest and taxes on a non-GAAP basis for the first six months was $(198) million compared to earnings before interest and taxes of $499 million in the prior year period. The decrease was driven by the impact of the COVID-19 pandemic, including the revenue decline discussed above.

Net interest expense on a GAAP basis decreased to $53 million from $57 million in the prior year period. Included in net interest expense for the first six months of 2020 was a $1 million expense resulting from the remeasurement of the Company’s mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition. Net interest expense on a non-GAAP basis excludes this amount. Net interest expense on a non-GAAP basis decreased to $52 million from $57 million on a GAAP basis in the prior year period (there were no non-GAAP exclusions in the prior year period).

The effective tax rate on a GAAP basis for the first six months of 2020 was 9.8% as compared to 16.3% in the prior year period. The effective tax rate on a non-GAAP basis for the first six months of 2020 was 17.1% as compared to 22.4% in the prior year period.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•Pre-tax noncash impairment charges of $962 million recorded in the first quarter of 2020 resulting from the impact of the COVID-19 pandemic on the Company’s business, including $933 million related to goodwill and other intangible assets, $16 million related to store assets, and $12 million related to an equity method investment.
•Pre-tax costs of $7 million incurred in the first quarter of 2020 in connection with a consolidation within the Company’s warehouse and distribution network in North America.
•Pre-tax noncash net loss of $3 million recorded in the first quarter of 2020 related to the April 2020 sale of the Company’s Speedo North America business to Pentland Group PLC, the parent company of the Speedo brand and the resulting deconsolidation of the net assets of the Company’s Speedo North America business.
•Pre-tax expense of $1 million recorded in the first six months of 2020 resulting from the remeasurement of the Company’s mandatorily redeemable non-controlling interest that was recognized in connection with the Company’s acquisition of the approximately 78% interest in Gazal Corporation Limited (“Gazal”) that it did not already own (the “Australia acquisition”), of which $4 million of income was recorded in the first quarter and $5 million of expense was recorded in the second quarter.
•Pre-tax costs of $38 million incurred in the second quarter of 2020 related to the North America workforce reduction, primarily consisting of severance.
•Pre-tax costs of $12 million incurred in the second quarter of 2020 in connection with the planned exit from the Heritage Brands Retail business, consisting of $7 million of noncash asset impairments and $5 million of severance and other costs.
•Pre-tax costs of $99 million incurred in the first six months of 2019 related to the restructuring associated with the strategic changes for the Calvin Klein business announced in January 2019 (the “Calvin Klein restructuring”), consisting of a noncash lease asset impairment resulting from the closure of the Company’s flagship store on Madison Avenue in New York, New York, other noncash asset impairments, severance, contract termination and other costs, and inventory markdowns, of which $70 million was incurred in the first quarter and $29 million was incurred in the second quarter.
•Pre-tax costs of $55 million incurred in the first quarter of 2019 in connection with the closure of the Company’s TOMMY HILFIGER flagship and anchor stores in the U.S., primarily consisting of noncash lease asset impairments.
•Pre-tax costs of $6 million incurred in the first quarter of 2019 in connection with the refinancing of the Company’s senior credit facilities.
•Pre-tax costs of $60 million incurred in the second quarter of 2019 in connection with the agreements to terminate early the licenses for the global Calvin Klein and Tommy Hilfiger North America socks and hosiery businesses (the “Socks and Hosiery transaction”) in order to consolidate the socks and hosiery business for all Company brands in North America in a newly formed joint venture and to bring in house the international Calvin Klein socks and hosiery wholesale businesses.
•Pre-tax noncash gain of $113 million recorded in the second quarter of 2019 to write up the Company’s equity investments in Gazal and PVH Brands Australia Pty. Limited, a jointly owned and managed joint venture of the Company and Gazal, (“PVH Australia”) to fair value in connection with the Australia acquisition.
•Pre-tax costs of $7 million incurred in the second quarter of 2019 in connection with the Australia acquisition and the Company’s acquisition of the Tommy Hilfiger retail business in Central and Southeast Asia from the licensee of the business (the “TH CSAP acquisition”), primarily consisting of noncash valuation adjustments.
•Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

Please see Tables 1 through 11 later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its second quarter earnings release is scheduled for Thursday, September 3, 2020 at 9:00 a.m. EDT. Please log on to the Company’s web site at www.PVH.com and go to the Events page included in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.PVH.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode 2899572. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue, earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores and its directly operated digital commerce sites, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors, consumer sentiment and other factors; (iv) the Company’s ability to manage its growth and inventory; (v) quota restrictions, the imposition of safeguard controls and the imposition of duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, such as the recently imposed increased tariffs and threatened increased tariffs on goods imported into the U.S. from China, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed, or require the Company to absorb costs or try to pass costs onto consumers, which could materially impact the Company’s revenue and profitability; (vi) the availability and cost of raw materials; (vii) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (viii) the regulation or prohibition of the transaction of business with specific individuals or entities and their affiliates or goods manufactured in certain regions, such as the listing of a person or entity as a Specially Designated National or Blocked Person by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the issuance of Withhold Release Orders by the U.S. Customs and Border Patrol; (ix) changes in available factory and shipping capacity, wage and shipping cost escalation, civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (x) disease epidemics and health-related concerns, such as the current COVID-19 pandemic, which could result in (and, in the case of the COVID-19 pandemic, has resulted in some of the following) supply-chain disruptions due to closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in affected areas, closed stores, reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure, or governments implement mandatory business closures, travel restrictions or the like to prevent the spread of disease, and market or other changes that could result (or, with respect to the COVID-19 pandemic, could continue to result) in noncash impairments of the Company’s goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment; (xi) acquisitions and divestitures and issues arising with acquisitions, divestitures and proposed transactions, including, without limitation, the ability to integrate an acquired entity or business into the Company with no substantial adverse effect on the acquired entity’s, the acquired business’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance, and the ability to operate effectively and profitably the Company’s continuing businesses after the sale or other disposal of a subsidiary, business or the assets thereof; (xii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xiii) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xiv) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xv) the impact of new and revised tax legislation and regulations; and (xvi) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Statements of Operations
(In millions, except per share data)

	Quarter Ended		Six Months Ended
	8/2/20	8/4/19	8/2/20	8/4/19

Net sales	$1,531.2	$2,249.0	$2,788.4	$4,486.3
Royalty revenue	37.0	85.8	106.0	175.2
Advertising and other revenue	12.5	29.4	30.3	59.0
Total revenue	$1,580.7	$2,364.2	$2,924.7	$4,720.5

Gross profit on net sales	$833.8	$1,173.2	$1,412.9	$2,350.1
Gross profit on royalty, advertising and other revenue	49.5	115.2	136.3	234.2
Total gross profit	883.3	1,288.4	1,549.2	2,584.3

Selling, general and administrative expenses	882.2	1,154.5	1,822.3	2,316.0

Goodwill and other intangible asset impairments			933.5

Non-service related pension and postretirement income	(0.7)	(1.9)	(4.3)	(4.1)

Debt modification and extinguishment costs				5.2

Other noncash (gain) loss		(113.1)	3.1	(113.1)

Equity in net (loss) income of unconsolidated affiliates	(3.5)	0.9	(14.7)	4.6

(Loss) earnings before interest and taxes	(1.7)	249.8	(1,220.1)	384.9

Interest expense, net	32.1	27.0	53.3	56.9

Pre-tax (loss) income	(33.8)	222.8	(1,273.4)	328.0

Income tax expense (benefit)	17.9	29.7	(124.5)	53.3

Net (loss) income	(51.7)	193.1	(1,148.9)	274.7

Less: Net loss attributable to redeemable non-controlling interest (1)	(0.3)	(0.4)	(0.7)	(0.8)

Net (loss) income attributable to PVH Corp.	$(51.4)	$193.5	$(1,148.2)	$275.5

Diluted net (loss) income per common share attributable to PVH Corp. (2)	$(0.72)	$2.58	$(16.12)	$3.65

	Quarter Ended		Six Months Ended
	8/2/20	8/4/19	8/2/20	8/4/19

Depreciation and amortization expense	$78.9	$78.4	$160.0	$154.9

Please see following pages for information related to non-GAAP measures discussed in this release.

(1) The Company and Arvind Limited have a joint venture in Ethiopia in which the Company owns a 75% interest.

(2) Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net (loss) income per common share to diluted net income (loss) per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures

The Company believes it is useful to investors to present its results for the periods ended August 2, 2020 and August 4, 2019 on a non-GAAP basis by excluding (i) the income (expense) recorded in the first and second quarters of 2020 resulting from the remeasurement of the Company’s mandatorily redeemable non-controlling interest that was recognized in connection with the acquisition of the approximately 78% interest in Gazal Corporation Limited (“Gazal”) that the Company did not already own (the “Australia acquisition”); (ii) the noncash impairment charges recorded in the first quarter of 2020 related to goodwill, tradenames, other intangible assets, store assets and an equity method investment as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business; (iii) the noncash net loss recorded in the first quarter of 2020 related to the sale of the Speedo North America business in April 2020 (the “Speedo transaction”) and the resulting deconsolidation of the net assets of the business; (iv) the costs incurred in the first quarter of 2020 in connection with the consolidation within the Company’s warehouse and distribution network in North America; (v) the costs incurred in the second quarter of 2020 in connection with the reduction in the North America office workforce announced in July 2020 (the “North America workforce reduction”), consisting of severance and special termination benefits; (vi) the costs incurred in the second quarter of 2020 related to the planned exit from the Heritage Brands Retail business, consisting of noncash asset impairments, severance and other costs; (vii) the costs incurred in the first and second quarters of 2019 related to the restructuring associated with the strategic changes for its Calvin Klein business announced in January 2019 (the “Calvin Klein restructuring”), consisting of a noncash lease asset impairment resulting from the closure of the Company’s flagship store on Madison Avenue in New York, New York; other noncash asset impairments; severance; contract termination and other costs; and inventory markdowns; (viii) the costs incurred in the first quarter of 2019 in connection with the closure of the Company’s TOMMY HILFIGER flagship and anchor stores in the United States (the “TH U.S. store closures”), primarily consisting of noncash lease asset impairments; (ix) the costs incurred in the first quarter of 2019 in connection with the refinancing of the Company’s senior credit facilities; (x) the noncash gain recorded in the second quarter of 2019 to write up the Company’s equity investments in Gazal and PVH Brands Australia Pty. Limited (“PVH Australia”) to fair value in connection with the Australia acquisition; (xi) the costs incurred in the second quarter of 2019 in connection with the Australia acquisition and the acquisition of the Tommy Hilfiger retail business in Central and Southeast Asia from the Company’s previous licensee in that market (the “TH CSAP acquisition”), primarily consisting of noncash valuation adjustments; (xii) the one-time costs recorded in the second quarter of 2019 on the Company’s equity investments in Gazal and PVH Australia prior to the Australia acquisition closing; (xiii) the costs incurred in the second quarter of 2019 in connection with the agreements to terminate early the licenses for the global Calvin Klein and Tommy Hilfiger North America socks and hosiery businesses (the “Socks and Hosiery transaction”) in order to consolidate the socks and hosiery business for all Company brands in North America in a newly formed joint venture and to bring in-house the international Calvin Klein socks and hosiery wholesale businesses; and (xiv) the tax effects associated with the foregoing pre-tax items. The Company excludes these amounts because it deems them to be non-recurring or non-operational and believes that their exclusion (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

PVH CORP.
Non-GAAP Measures (continued)
(In millions, except per share data)

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 11 for the reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Six Months Ended
	8/2/20	8/4/19	8/2/20	8/4/19

Non-GAAP Measures
Total gross profit (1)		$1,303.7		$2,601.3
Selling, general and administrative expenses (2)	834.5	1,076.1	1,751.8	2,113.1
Goodwill and other intangible asset impairments (3)			—
Non-service related pension and postretirement income (4)	(3.7)		(7.3)
Debt modification and extinguishment costs (5)				—
Other noncash (gain) loss (6)		—	—	—
Equity in net income (loss) of unconsolidated affiliates (7)		3.0	(2.4)	6.7
Earnings (loss) before interest and taxes (8)	49.0	232.5	(197.7)	499.0
Interest expense, net (9)	27.5		52.4
Income tax expense (benefit) (10)	12.2	48.3	(42.7)	98.9
Net income (loss) attributable to PVH Corp. (11)	9.6	157.6	(206.7)	344.0
Diluted net income (loss) per common share attributable to PVH Corp. (12)	$0.13	$2.10	$(2.90)	$4.56

(1) Please see Table 3 for the reconciliations of GAAP gross profit to gross profit on a non-GAAP basis.
(2) Please see Table 4 for the reconciliations of GAAP selling, general and administrative (“SG&A”) expenses to SG&A expenses on a non-GAAP basis.
(3) Please see Table 5 for the reconciliation of GAAP goodwill and other intangible asset impairments to goodwill and other intangible asset impairments on a non-GAAP basis.
(4) Please see Table 6 for the reconciliations of GAAP non-service related pension and postretirement income to non-service related pension and postretirement income on a non-GAAP basis.
(5) Please see Table 7 for the reconciliation of GAAP debt modification and extinguishment costs to debt modification and extinguishment costs on a non-GAAP basis.
(6) Please see Table 8 for the reconciliations of GAAP other noncash (gain) loss to other noncash (gain) loss on a non-GAAP basis.
(7) Please see Table 9 for the reconciliations of GAAP equity in net income (loss) of unconsolidated affiliates to equity in net income (loss) of unconsolidated affiliates on a non-GAAP basis.
(8) Please see Table 2 for the reconciliations of GAAP (loss) earnings before interest and taxes to earnings (loss) before interest and taxes on a non-GAAP basis.
(9) Please see Table 10 for the reconciliations of GAAP interest expense, net to interest expense, net on a non-GAAP basis.
(10) Please see Table 11 for the reconciliations of GAAP income tax expense (benefit) to income tax expense (benefit) on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(11) Please see Table 1 for the reconciliations of GAAP net (loss) income to net income (loss) on a non-GAAP basis.
(12) Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net (loss) income per common share to diluted net income (loss) per common share on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net (loss) income to net income (loss) on a non-GAAP basis

	Quarter Ended		Six Months Ended
	8/2/20	8/4/19	8/2/20	8/4/19

Net (loss) income attributable to PVH Corp.	$(51.4)	$193.5	$(1,148.2)	$275.5

Diluted net (loss) income per common share attributable to PVH Corp.(1)	$(0.72)	$2.58	$(16.12)	$3.65

Pre-tax items excluded:

Gross profit charges associated with the Calvin Klein restructuring (inventory markdowns)		11.2		12.9

Gross profit charges associated with the Australia and TH CSAP acquisitions (short-lived noncash inventory valuation adjustments)		4.1		4.1

SG&A expenses associated with the Calvin Klein restructuring		17.9		86.5

SG&A expenses associated with the Socks and Hosiery transaction		59.8		59.8

SG&A expenses associated with the TH U.S. store closures				54.9

SG&A expenses associated with the Australia and TH CSAP acquisitions		0.7		0.7

SG&A expenses associated with the refinancing of the Company’s senior credit facilities				1.0

SG&A expenses associated with store asset impairments			16.0

SG&A expenses associated with the consolidation within the Company’s warehouse and distribution network in North America			6.8

SG&A expenses associated with the North America workforce reduction	35.4		35.4

SG&A expenses associated with the planned exit from the Heritage Brands Retail business	12.3		12.3

Goodwill and other intangible asset impairments			933.5

Special termination benefits expense associated with the North America workforce reduction (recorded in non-service related pension and postretirement income)	3.0		3.0

Debt modification and extinguishment costs				5.2

Noncash gain to write up the Company’s equity investments in Gazal and PVH Australia to fair value (recorded in other noncash (gain) loss)		(113.1)		(113.1)

Noncash net loss related to the Speedo transaction (recorded in other noncash (gain) loss)			3.1

One-time expenses recorded on the Company’s equity investments in Gazal and PVH Australia (recorded in equity in net (loss) income of unconsolidated affiliates)		2.1		2.1

Impairment of an equity method investment (recorded in equity in net (loss) income of unconsolidated affiliates)			12.3

Expense resulting from the remeasurement of the mandatorily redeemable non-controlling interest in connection with the Australia acquisition (recorded in interest expense, net)	4.6		0.9

Tax effects of the pre-tax items above(2)	5.7	(18.6)	(81.8)	(45.6)

Net income (loss) on a non-GAAP basis attributable to PVH Corp.	$9.6	$157.6	$(206.7)	$344.0

Diluted net income (loss) per common share on a non-GAAP basis attributable to PVH Corp.(1)	$0.13	$2.10	$(2.90)	$4.56

(1) Please see Note A in Notes to the Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net (loss) income per common share to diluted net income (loss) per common share on a non-GAAP basis.

(2) Please see Table 11 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 2 - Reconciliations of GAAP (loss) earnings before interest and taxes to earnings (loss) before interest and taxes on a non-GAAP basis

	Quarter Ended		Six Months Ended
	8/2/20	8/4/19	8/2/20	8/4/19

(Loss) earnings before interest and taxes	$(1.7)	$249.8	$(1,220.1)	$384.9

Items excluded:

Gross profit charges associated with the Calvin Klein restructuring (inventory markdowns)		11.2		12.9

Gross profit charges associated with the Australia and TH CSAP acquisitions (short-lived noncash inventory valuation adjustments)		4.1		4.1

SG&A expenses associated with the Calvin Klein restructuring		17.9		86.5

SG&A expenses associated with the Socks and Hosiery transaction		59.8		59.8

SG&A expenses associated with the TH U.S. store closures				54.9

SG&A expenses associated with the Australia and TH CSAP acquisitions		0.7		0.7

SG&A expenses associated with the refinancing of the Company’s senior credit facilities				1.0

SG&A expenses associated with store asset impairments			16.0

SG&A expenses associated with the consolidation within the Company’s warehouse and distribution network in North America			6.8

SG&A expenses associated with the North America workforce reduction	35.4		35.4

SG&A expenses associated with the planned exit from the Heritage Brands Retail business	12.3		12.3

Goodwill and other intangible asset impairments			933.5

Special termination benefits expense associated with the North America workforce reduction (recorded in non-service related pension and postretirement income)	3.0		3.0

Debt modification and extinguishment costs				5.2

Noncash gain to write up the Company’s equity investments in Gazal and PVH Australia to fair value (recorded in other noncash (gain) loss)		(113.1)		(113.1)

Noncash net loss related to the Speedo transaction (recorded in other noncash (gain) loss)			3.1

One-time expenses recorded on the Company’s equity investments in Gazal and PVH Australia (recorded in equity in net (loss) income of unconsolidated affiliates)		2.1		2.1

Impairment of an equity method investment (recorded in equity in net (loss) income of unconsolidated affiliates)			12.3

Earnings (loss) before interest and taxes on a non-GAAP basis	$49.0	$232.5	$(197.7)	$499.0

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 3 - Reconciliations of GAAP gross profit to gross profit on a non-GAAP basis

	Quarter Ended	Six Months Ended
	8/4/19	8/4/19

Gross profit	$1,288.4	$2,584.3

Items excluded:

Gross profit charges associated with the Calvin Klein restructuring (inventory markdowns)	11.2	12.9

Gross profit charges associated with the Australia and TH CSAP acquisitions (short-lived noncash inventory valuation adjustments)	4.1	4.1

Gross profit on a non-GAAP basis	$1,303.7	$2,601.3

Table 4 - Reconciliations of GAAP SG&A expenses to SG&A expenses on a non-GAAP basis

	Quarter Ended		Six Months Ended
	8/2/20	8/4/19	8/2/20	8/4/19

SG&A expenses	$882.2	$1,154.5	$1,822.3	$2,316.0

Items excluded:

Expenses associated with the Calvin Klein restructuring		(17.9)		(86.5)

Expenses associated with the Socks and Hosiery transaction		(59.8)		(59.8)

Expenses associated with the TH U.S. store closures				(54.9)

Expenses associated with the Australia and TH CSAP acquisitions		(0.7)		(0.7)

Expenses associated with the refinancing of the Company’s senior credit facilities				(1.0)

Expenses associated with store asset impairments			(16.0)

Expenses associated with the consolidation within the Company’s warehouse and distribution network in North America			(6.8)

Expenses associated with the North America workforce reduction	(35.4)		(35.4)

Expenses associated with the planned exit from the Heritage Brands Retail business	(12.3)		(12.3)

SG&A expenses on a non-GAAP basis	$834.5	$1,076.1	$1,751.8	$2,113.1

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 5 - Reconciliation of GAAP goodwill and other intangible asset impairments to goodwill and other intangible asset impairments on a non-GAAP basis

Six Months Ended
8/2/20

Goodwill and other intangible asset impairments	$933.5

Item excluded:

Goodwill and other intangible asset impairments	(933.5)

Goodwill and other intangible asset impairments on a non-GAAP basis	$—

Table 6 - Reconciliations of GAAP non-service related pension and postretirement income to non-service related pension and postretirement income on a non-GAAP basis

	Quarter Ended	Six Months Ended
	8/2/20	8/2/20

Non-service related pension and postretirement income	$(0.7)	$(4.3)

Item excluded:

Special termination benefits expense associated with the North America workforce reduction	(3.0)	(3.0)

Non-service related pension and postretirement income on a non-GAAP basis	$(3.7)	$(7.3)

Table 7 - Reconciliation of GAAP debt modification and extinguishment costs to debt modification and extinguishment costs on a non-GAAP basis

Six Months Ended
8/4/19

Debt modification and extinguishment costs	$5.2

Item excluded:

Costs incurred associated with the refinancing of the Company’s senior credit facilities	(5.2)

Debt modification and extinguishment costs on a non-GAAP basis	$—

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 8 - Reconciliations of GAAP other noncash (gain) loss to other noncash (gain) loss on a non-GAAP basis

	Quarter Ended	Six Months Ended
	8/4/19	8/2/20	8/4/19

Other noncash (gain) loss	$(113.1)	$3.1	$(113.1)

Items excluded:

Noncash gain to write up the Company’s equity investments in Gazal and PVH Australia to fair value	113.1		113.1

Noncash net loss related to the Speedo transaction		(3.1)

Other noncash (gain) loss on a non-GAAP basis	$—	$—	$—

Table 9 - Reconciliations of GAAP equity in net income (loss) of unconsolidated affiliates to equity in net income (loss) of unconsolidated affiliates on a non-GAAP basis

	Quarter Ended	Six Months Ended
	8/4/19	8/2/20	8/4/19

Equity in net income (loss) of unconsolidated affiliates	$0.9	$(14.7)	$4.6

Items excluded:

One-time expenses recorded on the Company’s equity investments in Gazal and PVH Australia	2.1		2.1

Impairment of an equity method investment		12.3

Equity in net income (loss) of unconsolidated affiliates on a non-GAAP basis	$3.0	$(2.4)	$6.7

Table 10 - Reconciliations of GAAP interest expense, net to interest expense, net on a non-GAAP basis

	Quarter Ended	Six Months Ended
	8/2/20	8/2/20

Interest expense, net	$32.1	$53.3

Item excluded:

Expense resulting from the remeasurement of the mandatorily redeemable non-controlling interest in connection with the Australia acquisition	(4.6)	(0.9)

Interest expense, net on a non-GAAP basis	$27.5	$52.4

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 11 - Reconciliations of GAAP income tax expense (benefit) to income tax expense (benefit) on a non-GAAP basis

	Quarter Ended		Six Months Ended
	8/2/20	8/4/19	8/2/20	8/4/19

Income tax expense (benefit)	$17.9	$29.7	$(124.5)	$53.3

Item excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	(5.7)	18.6	81.8	45.6

Income tax expense (benefit) on a non-GAAP basis	$12.2	$48.3	$(42.7)	$98.9

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

PVH CORP.
Notes to Consolidated GAAP Statements of Operations
(In millions, except per share data)

A. The Company computed its diluted net (loss) income per common share as follows:

	Quarter Ended				Quarter Ended
	8/2/20				8/4/19
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net (loss) income attributable to PVH Corp.	$(51.4)	$(61.0)		$9.6	$193.5	$35.9		$157.6

Weighted average common shares	71.1			71.1	74.8			74.8
Weighted average dilutive securities	—	0.2		0.2	0.3			0.3
Total shares	71.1			71.3	75.1			75.1

Diluted net (loss) income per common share attributable to PVH Corp.	$(0.72)			$0.13	$2.58			$2.10

	Six Months Ended				Six Months Ended
	8/2/2020				8/4/2019
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net (loss) income attributable to PVH Corp.	$(1,148.2)	$(941.5)		$(206.7)	$275.5	$(68.5)		$344.0

Weighted average common shares	71.2			71.2	75.0			75.0
Weighted average dilutive securities	—			—	0.5			0.5
Total shares	71.2			71.2	75.5			75.5

Diluted net (loss) income per common share attributable to PVH Corp. (3)	$(16.12)			$(2.90)	$3.65			$4.56

(1) Represents the impact on net (loss) income in the periods ended August 2, 2020 from the elimination of (i) the expense resulting from the remeasurement of the Company’s mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition; (ii) the noncash impairment charges related to goodwill, tradenames, other intangible assets, store assets and an equity method investment as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business; (iii) the noncash net loss recorded related to the Speedo transaction; (iv) the costs in connection with the consolidation within the Company’s warehouse and distribution network in North America; (v) the costs in connection with the North America workforce reduction; (vi) the costs in connection with the planned exit from the Heritage Brands Retail business; and (vii) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliation of GAAP net (loss) income to net income (loss) on a non-GAAP basis. Adjustments to weighted average dilutive securities for the quarter ended August 2, 2020 represent the dilutive impact of securities included in the non-GAAP diluted net income per share calculations. The GAAP diluted net loss per share calculation for the quarter ended August 2, 2020 excluded these potentially dilutive securities because there was a GAAP net loss attributable to PVH Corp. for the period, and, as such, the inclusion of these securities would have been anti-dilutive.

(2) Represents the impact on net income in the periods ended August 4, 2019 from the elimination of (i) the costs related to the Calvin Klein restructuring; (ii) the costs in connection with the TH U.S. store closures; (iii) the costs in connection with the refinancing of the Company’s senior credit facilities; (iv) the noncash gain recorded to write up the Company’s equity investments in Gazal and PVH Australia to fair value in connection with the Australia acquisition; (v) the costs related to the Australia and TH CSAP acquisitions, primarily consisting of noncash valuation adjustments; (vi) the one-time costs recorded on the Company’s equity investments in Gazal and PVH Australia prior to the Australia acquisition closing; (vii) the costs in connection with the Socks and Hosiery transaction; and (viii) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliation of GAAP net income to net income on a non-GAAP basis.

(3) Diluted net loss per common share attributable to PVH Corp. for the six months ended August 2, 2020 excluded all potentially dilutive securities because there was a net loss attributable to PVH Corp. for the period and, as such, the inclusion of these securities would have been anti-dilutive.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	8/2/20	8/4/19
ASSETS
Current Assets:
Cash and Cash Equivalents	$1,394.3	$433.5
Receivables	596.2	808.9
Inventories	1,642.2	1,862.1
Other	214.1	294.1
Total Current Assets	3,846.8	3,398.6
Property, Plant and Equipment	979.1	973.4
Operating Lease Right-of-Use Assets	1,692.5	1,660.7
Goodwill and Other Intangible Assets	6,369.2	7,461.1
Other Assets	364.9	327.1
	$13,252.5	$13,820.9

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$2,015.0	$1,858.1
Current Portion of Operating Lease Liabilities	425.7	345.2
Short-Term Borrowings	70.6	183.2
Current Portion of Long-Term Debt	14.8	41.2
Other Liabilities	1,115.2	1,243.6
Long-Term Portion of Operating Lease Liabilities	1,532.1	1,535.5
Long-Term Debt	3,498.3	2,743.0
Redeemable Non-Controlling Interest	(2.7)	(0.6)
Stockholders’ Equity	4,583.5	5,871.7
	$13,252.5	$13,820.9

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	8/2/20	8/4/19
Tommy Hilfiger North America
Net sales	$194.1	$390.1
Royalty revenue	7.1	18.1
Advertising and other revenue	0.8	4.8
Total	202.0	413.0

Tommy Hilfiger International
Net sales	590.2	679.0
Royalty revenue	8.2	12.4
Advertising and other revenue	3.3	5.8
Total	601.7	697.2

Total Tommy Hilfiger
Net sales	784.3	1,069.1
Royalty revenue	15.3	30.5
Advertising and other revenue	4.1	10.6
Total	803.7	1,110.2

Calvin Klein North America
Net sales	180.7	366.1
Royalty revenue	13.7	31.5
Advertising and other revenue	5.3	11.2
Total	199.7	408.8

Calvin Klein International
Net sales	381.6	440.4
Royalty revenue	6.4	17.9
Advertising and other revenue	2.8	6.2
Total	390.8	464.5

Total Calvin Klein
Net sales	562.3	806.5
Royalty revenue	20.1	49.4
Advertising and other revenue	8.1	17.4
Total	590.5	873.3

Heritage Brands Wholesale
Net sales	150.5	304.4
Royalty revenue	1.4	5.0
Advertising and other revenue	0.2	1.2
Total	152.1	310.6

Heritage Brands Retail
Net sales	34.1	69.0
Royalty revenue	0.2	0.9
Advertising and other revenue	0.1	0.2
Total	34.4	70.1

Total Heritage Brands
Net sales	184.6	373.4
Royalty revenue	1.6	5.9
Advertising and other revenue	0.3	1.4
Total	186.5	380.7

Total Revenue
Net sales	1,531.2	2,249.0
Royalty revenue	37.0	85.8
Advertising and other revenue	12.5	29.4
Total	$1,580.7	$2,364.2

PVH CORP.
Segment Data (continued)
(In millions)

(LOSS) EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	8/2/20			8/4/19
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Tommy Hilfiger North America	$(32.2)	$(10.9)	$(21.3)	$48.3	$(7.5)	$55.8

Tommy Hilfiger International	83.0		83.0	99.8	(2.5)	102.3

Total Tommy Hilfiger	50.8	(10.9)	61.7	148.1	(10.0)	158.1

Calvin Klein North America	(21.6)	(10.5)	(11.1)	11.3	(39.7)	51.0

Calvin Klein International	45.0		45.0	6.6	(43.2)	49.8

Total Calvin Klein	23.4	(10.5)	33.9	17.9	(82.9)	100.8

Heritage Brands Wholesale	(6.7)	(11.2)	4.5	14.0	(0.4)	14.4

Heritage Brands Retail	(25.4)	(12.3)	(13.1)	3.1		3.1

Total Heritage Brands	(32.1)	(23.5)	(8.6)	17.1	(0.4)	17.5

Corporate	(43.8)	(5.8)	(38.0)	66.7	110.6	(43.9)

Total (loss) earnings before interest and taxes	$(1.7)	$(50.7)	$49.0	$249.8	$17.3	$232.5

(1) The adjustments for the quarter ended August 2, 2020 represent the elimination of (i) the costs related to the North America workforce reduction; and (ii) the costs related to the planned exit from the Heritage Brands Retail business.

(2) The adjustments for the quarter ended August 4, 2019 represent the elimination of (i) the costs related to the Calvin Klein restructuring; (ii) the noncash gain recorded to write up the Company’s equity investments in Gazal and PVH Australia to fair value in connection with the Australia acquisition; (iii) the costs related to the Australia and TH CSAP acquisitions, primarily consisting of noncash valuation adjustments; (iv) the one-time costs recorded on the Company’s equity investments in Gazal and PVH Australia prior to the Australia acquisition closing; and (v) the costs in connection with the Socks and Hosiery transaction.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Six Months Ended	Six Months Ended
	8/2/20	8/4/19
Tommy Hilfiger North America
Net sales	$355.2	$737.9
Royalty revenue	23.9	36.8
Advertising and other revenue	4.2	10.1
Total	383.3	784.8

Tommy Hilfiger International
Net sales	1,044.1	1,341.7
Royalty revenue	17.0	25.6
Advertising and other revenue	5.8	10.2
Total	1,066.9	1,377.5

Total Tommy Hilfiger
Net sales	1,399.3	2,079.6
Royalty revenue	40.9	62.4
Advertising and other revenue	10.0	20.3
Total	1,450.2	2,162.3

Calvin Klein North America
Net sales	344.6	744.5
Royalty revenue	38.8	64.9
Advertising and other revenue	12.4	23.4
Total	395.8	832.8

Calvin Klein International
Net sales	643.9	881.5
Royalty revenue	20.6	35.8
Advertising and other revenue	6.8	12.8
Total	671.3	930.1

Total Calvin Klein
Net sales	988.5	1,626.0
Royalty revenue	59.4	100.7
Advertising and other revenue	19.2	36.2
Total	1,067.1	1,762.9

Heritage Brands Wholesale
Net sales	345.8	654.7
Royalty revenue	4.8	10.1
Advertising and other revenue	1.0	2.2
Total	351.6	667.0

Heritage Brands Retail
Net sales	54.8	126.0
Royalty revenue	0.9	2.0
Advertising and other revenue	0.1	0.3
Total	55.8	128.3

Total Heritage Brands
Net sales	400.6	780.7
Royalty revenue	5.7	12.1
Advertising and other revenue	1.1	2.5
Total	407.4	795.3

Total Revenue
Net sales	2,788.4	4,486.3
Royalty revenue	106.0	175.2
Advertising and other revenue	30.3	59.0
Total	$2,924.7	$4,720.5

PVH CORP.
Segment Data (continued)
(In millions)

(LOSS) EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Six Months Ended			Six Months Ended
	8/2/20			8/4/19
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Tommy Hilfiger North America	$(82.2)	$(15.0)	$(67.2)	$33.6	$(62.4)	$96.0

Tommy Hilfiger International	44.2	(3.1)	47.3	206.6	(2.5)	209.1

Total Tommy Hilfiger	(38.0)	(18.1)	(19.9)	240.2	(64.9)	305.1

Calvin Klein North America	(349.4)	(303.6)	(45.8)	12.7	(90.6)	103.3

Calvin Klein International	(388.8)	(395.8)	7.0	53.5	(62.6)	116.1

Total Calvin Klein	(738.2)	(699.4)	(38.8)	66.2	(153.2)	219.4

Heritage Brands Wholesale	(294.6)	(263.9)	(30.7)	53.0	(0.4)	53.4

Heritage Brands Retail	(48.4)	(16.1)	(32.3)	4.1		4.1

Total Heritage Brands	(343.0)	(280.0)	(63.0)	57.1	(0.4)	57.5

Corporate	(100.9)	(24.9)	(76.0)	21.4	104.4	(83.0)

Total (loss) earnings before interest and taxes	$(1,220.1)	$(1,022.4)	$(197.7)	$384.9	$(114.1)	$499.0

(1) The adjustments for the six months ended August 2, 2020 represent the elimination of (i) the noncash impairment charges related to goodwill, tradenames, other intangible assets, store assets and an equity method investment as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business; (ii) the noncash net loss recorded related to the Speedo transaction; (iii) the costs in connection with the consolidation within the Company’s warehouse and distribution network in North America; (iv) the costs related to the North America workforce reduction; and (v) the costs related to the planned exit from the Heritage Brands Retail business.

(2) The adjustments for the six months ended August 4, 2019 represent the elimination of (i) the costs related to the Calvin Klein restructuring; (ii) the costs in connection with the TH U.S. store closures; (iii) the costs in connection with the refinancing of the Company’s senior credit facilities; (iv) the noncash gain recorded to write up the Company’s equity investments in Gazal and PVH Australia to fair value in connection with the Australia acquisition; (v) the costs related to the Australia and TH CSAP acquisitions, primarily consisting of noncash valuation adjustments; (vi) the one-time costs recorded on the Company’s equity investments in Gazal and PVH Australia prior to the Australia acquisition closing; and (vii) the costs in connection with the Socks and Hosiery transaction.